PURCHASE OPTION AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of the 1st day of October, 2011, by and between Emeritus Corporation, a Washington corporation ("Emeritus") and Dale E Patterson, an individual ("Seller”).

RECITALS

A.           Seller is the owner of that certain land and improvements commonly known as Garden Manor Assisted Living located at 10200 Chapman Avenue in Garden Grove, CA and legally described in that Purchase and Sale Agreement attached hereto as Exhibit A (collectively the “Property”).  The Property is currently leased by Seller as Lessor to Cobbco, Inc., a wholly owned subsidiary of Emeritus as Lessee, pursuant to that certain Assisted Living Facility Lease dated as of October 1, 1997, as subsequently extended by letter dated February 15, 2007 (the “Lease”).

B.            Emeritus and Seller desire to enter into an option to purchase agreement on the terms and conditions specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:

1.	GRANT OF OPTION

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and conditions specified herein, Seller does hereby grant to Emeritus or to any of its affiliates or subsidiaries (including but not limited to Cobbco, Inc.,) that Emeritus may elect an exclusive and irrevocable option to purchase the Property (the "Option").  In the event that Emeritus fails to exercise the Option by the date specified in Section 3 or fails to close after the exercise of the Option due to failure of the conditions specified in Section 5, this Agreement shall terminate and thereafter neither party shall have any further rights or obligations hereunder.

2.	TERM OF THE OPTION

The term of the Option shall commence upon Emeritus’s receipt of a fully executed copy of this Agreement and Seller’s receipt of the Option Payment (the “Effective Date”) and shall automatically terminate without further action of either party if the Option is not exercised in accordance with Section 3 (the "Term").

3.	EXERCISE OF THE OPTION

The option exercise period shall commence on January 1, 2022 (the “Option Commencement Date”) and it not exercised shall expire on October 1, 2027 (the “Initial Option Termination Date”); however if the Lease between Seller and Emeritus is extended beyond September 30, 2027, the Option Period shall not terminate on October 1, 2027 but shall instead terminate October 1, 2032 (the “Extended Option Termination Date”).  If

Emeritus exercises the Option, it shall do so by giving Seller written notice of its election to exercise at any time between the Option Commencement Date and the later of the Initial Option Termination Date or the Extended Option Termination Date.

4.	PURCHASE PRICE

4.1. In the event of the exercise of the Option and the Closing of the purchase of the Property, the purchase price (the “Purchase Price”) for the Property shall be Six Million Dollars ($6,000,000).

The purchase price shall be payable in cash at Closing.

5.	EXECUTION OF PURCHASE AGREEMENT

Upon Emeritus’s exercise of the Option, the parties shall execute a Purchase and Sale Agreement in the form attached hereto an Exhibit A (the “PSA”) and thereafter the PSA shall govern the rights and obligations of the parties hereto.  The closing date under the PSA shall be one hundred twenty (120) days after the date the PSA is executed by the parties (the “Closing Date”).

6.           OPTION PAYMENT.

 Emeritus shall pay $1,000 as consideration for the Option to Purchase, said consideration to be paid at time of execution of this Agreement

7.           REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1. Seller hereby represents and warrants to Emeritus as follows; such representations shall be true and correct as of the Effective Date and as of the Closing Date:

7.1.1. Status.  Seller is an individual, who holds title to the property as sole owner, residing in the state of California.

7.1.2. Authority.  Seller has full and sole power and authority to enter into this Agreement and to carry out the terms hereof and the consummation of the transaction provided for herein does not result in a breach of the terms and conditions of nor constitute a default under or violation of Seller's governance documents or any law, regulation, court order, mortgage, deed of trust, note, bond, indenture, agreement, license or other instrument or obligation to which Seller is a party or by which Seller or any of its assets may be bound or affected. This Agreement is valid, binding and enforceable as against Seller in accordance with its terms, except as such enforceability may be limited by applicable creditors’ rights laws or principles of equity.

7.1.3. Title.  Seller has fee simple marketable title to the Property.

7.1.4. Litigation.  There is no litigation, investigation, or other proceeding pending or, to the best of Seller's knowledge, threatened against or relating to Seller which is material to the Property or this Agreement.

7 .2. Emeritus hereby represents and warrants to Seller as follows; such representations shall be true and correct as of the Effective Date and as of the Closing Date:

7.2.1. Status.  Emeritus is a corporation duly organized and validly existing under the laws of the state of Washington and is in good standing thereunder.

7.2.2. Authority.  Emeritus has full power and authority to execute and to deliver this Agreement and all related documents, and as of the date of exercise shall have full power and authority to carry out the transactions contemplated herein and the same do not result in a breach of the terms and conditions of nor constitute a default under or violation of Emeritus's Articles of Incorporation or By-laws or any law, regulation, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Emeritus is a party or by which Emeritus or any of its assets may be bound or affected. This Agreement is valid, binding and enforceable as against Emeritus in accordance with its terms, except as such enforceability may be limited by applicable creditors’ rights, laws or principles of equity.

7.2.3. Litigation.  There is no litigation, investigation or other proceeding pending or threatened against or relating to Emeritus, its properties or business which is material to this Agreement, or which would prevent Emeritus from performing its obligations hereunder.

8.	COVENANTS

8.1. Seller hereby covenants and agrees that between the Effective Date and the earlier of the date on which the Option is exercised or the date of termination of the Option, Seller will not take any action inconsistent with its obligations hereunder or its obligations stated in the PSA.

8.2. Seller and Emeritus mutually covenant and agree as follows: (i) if any event should occur, either within or without the knowledge or control of either party, which would prevent fulfillment of the conditions to the exercise of the Option or the PSA provided for herein, to use its or their reasonable efforts to cure the same as expeditiously as possible; (ii) to cooperate fully with each other in taking any actions which are or may be necessary to obtain the consent of any government instrumentality or any other third party or to accomplish the transaction contemplated by this Agreement; and (iii) to execute and deliver written instructions to the Escrow Agent under the PSA if necessary or desirable to complete the purchase and sale of the Property.

8.3. Upon the request of either party, the parties shall record a memorandum of this Agreement in the real property records of Orange County, CA. reflecting the existence of the Option granted hereunder, the identities of the parties, the legal description of the Property, and the duration of the Option.

9.	DEFAULT AND TERMINATION; DAMAGE OR DESTRUCTION

9.1. Failure to Perform:  A party who fails to perform in accordance with this Agreement shall be in default. Where a default occurs, the non-defaulting party may terminate this Agreement by providing ten (10) days written notice to the defaulting party. However, despite the foregoing, the defaulting party shall have ten (10) days to cure the default and, if

9.2. default is cured within the ten (10) days, the non-defaulting party may not terminate this Agreement.

9.3. Excuse of Default:  If the performance of the obligations of any party under this Agreement are prevented or delayed by act of God, war, civil insurrection, fire, flood, storm, strikes, lockouts or by any law, regulation or order of any federal, state, county, municipal authority, or by any other cause beyond the control of the affected party, that party's performance under this Agreement shall be excused to the extent it is prevented or delayed.

10.	BROKER

Each party represents and warrants to the other that it has not retained the services of any broker or finder in connection with the transaction contemplated by this Agreement and each agrees to pay any commission or finder's fee which may be due on account of this Agreement to any broker or finder allegedly employed by it and each party agrees to indemnify the other party against any claim for any commission made by any broker allegedly employed by it.

11.	MISCELLANEOUS

11.1. Notices.  Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight courier guaranteeing overnight delivery or by facsimile transmission (if confirmed verbally or in writing by mail as aforesaid), to the addresses specified on the signature page. Notice shall be deemed given three (3) business days after deposit in the mail, on the next day if sent by overnight courier and on receipt if sent by facsimile (and confirmed verbally or by mail as aforesaid).

11.2. Amendment.  This Agreement may not be amended or modified in any respect whatsoever except by instrument in writing signed by the parties hereto. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, discussions, writings and agreements between them.

11.3. Assignment.  This Agreement is personal to Emeritus and Emeritus shall not have the right to assign this Agreement, provided that Emeritus may without further consent of seller, assign this Agreement to a wholly-owned subsidiary or an affiliate.

11.4. Waiver.  The waiver by any party of any breach of any of the provisions of this Agreement shall not constitute a continuing waiver or a waiver of any subsequent breach of any provision of this Agreement.

11.5. Incorporation of Recitals/Exhibits.  Each recital set forth and exhibit referenced in this Agreement is incorporated and becomes an integral part of this Agreement.

11.6. Captions.  The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

11.7. Time of the Essence.  Time is of the essence of this Agreement and of all of the covenants, conditions, terms and provisions of this Agreement.

11.8. Attorneys Fees.  If any litigation or other proceedings are commenced between parties to this Agreement regarding the rights and duties of any party pursuant to, related to or arising from this Agreement, then the prevailing party with respect to the litigation or other proceedings, shall be entitled, in addition to the relief granted, a reasonable sum for attorneys' fees and costs of the litigation or other proceedings.

11.9. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

11.10. Severability.  Should anyone or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

11.11. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth above.

EMERITUS:

EMERITUS CORPORATION,
a Washington corporation

By:           /s/ Eric Mendelsohn
Its:           SVP Corporate Development

Address:
Emeritus Corporation
3131 Elliott Ave, Suite 500
Seattle, WA 98121
Attn: Eric Mendelsohn

SELLER:

Dale E. Patterson
An individual

/s/  Dale E. Patterson

Address:
3000 Deer Meadow Dr.
Danville, Calif.